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                                                                 EXHIBIT 99.1




                                              Mr. Patrick H. Thomas
                                              Chairman of the Board, President
                                              and Chief Executive Officer
                                              or
                                              Mr. M. Tarlton Pittard
                                              Vice Chairman and
                                              Chief Financial Officer
                                              or
                                              Mr. Donald Y. Sharp
                                              Senior Vice President
                                              (404) 321-2118


                   FIRST DATA AND FIRST FINANCIAL MANAGEMENT
                                 AGREE TO MERGE

         ATLANTA, GA., JUNE 13, 1995 --- First Data Corporation (NYSE: FDC) and First Financial Management Corporation (NYSE: FFM) today announced an agreement to merge the companies which provide payment, information and transaction processing services to leading financial institutions, merchants, corporations and consumers.

         Terms of the agreement provide for shareholders of FFMC to receive
1.5859 FDC shares for each share of FFMC for a total consideration of approximately $6.6 billion based on FDC's closing price on Monday, June 12, of $56.875. The transaction, which will be accounted for as a pooling of interests, requires the approval of the shareholders of both companies, as well as various regulatory agencies.

         Ric Duques, Chairman and Chief Executive Officer of FDC, said, "The world of electronic commerce is rapidly evolving and our clients have to meet the demands of both consumers and businesses for services that are needed for this new marketplace. Our merged companies will have the required resources to help them meet these new demands.

         "Over the years, financial institutions have continued to provide consumers with trust and confidence as society has moved from cash to checks to credit cards to electronic payment. Our role is to provide our clients with the ability to serve its customers with the required technology and a broad range of services, 24 hours, seven days a week," Duques said.

         In commenting on the announcement, Patrick H. Thomas, Chairman, President and Chief Executive Officer of FFMC, said, "Change is constant in the business world, and the need for information services continues to grow





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exponentially.  Our combined companies will have the financial strength, diversity of products and services, management expertise, technical capability, as well as a highly skilled employee base to take advantage of the opportunities of the marketplace. This merger creates a truly exciting opportunity for employees, shareholders and clients of both companies."

         Citing industry estimates, the companies said that the combined U.S. payment markets are nearly $5.5 trillion and are expected to grow to $8.5 trillion within the decade. Industry analysts predict that such new forms of payment as digital money and smart cards will emerge during the decade, increasing the size of the electronic payment segment enormously. Annual transactions currently exceed 400 billion in the U.S.

         "Looking at this broad marketplace," the companies said, "we will be well-positioned to grow rapidly in this dynamic arena. Because we are a service provider and not a hardware, software or telecommunications company, we can offer our clients a choice of solutions to their processing, information and transaction needs. Our perspective continues to be global and solution-oriented, rather than dictated by a particular technology.

         "Business and consumers are demanding access to their assets anytime and anywhere and providers of goods and services want to meet that demand.
What has been lacking is the infrastructure within the industry to provide the transaction and payment processing services. We have the critical mass and the expertise to provide those services on behalf of our clients."

         The combined business, to be called First Data Corporation, will be headed by Duques. Thomas will become a special advisor to the FDC Board of Directors upon closure of the transaction.

         In 1995, the combined companies are expected to have net revenues of approximately $4 billion and net income exceeding $400 million, and employ 36,000 people. Except for one-time charges related to the merger which will be incurred in the quarter that the transaction closes, FDC believes this transaction is consistent with its stated objective of growing earnings per share 20 percent annually.

         FDC, headquartered in Hackensack, N.J. is a leading provider of information processing and related services to the transaction card, payment instruments, mutual fund, teleservices, receivables and information management industries.

         FFMC is a worldwide leader in information services providing merchant processing and related services, nonbank money transfers, health care claims processing and cost containment services, and data imaging services.